UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2014

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Item 7.01. Regulation FD Disclosure

Raceway Seat Removal. In December 2014, Speedway Motorsports, Inc. (the “Company”) committed to removing approximately 41,000 and 17,000 of low demand seats at its Charlotte and Atlanta Motor Speedways, respectively, associated with managing facility capacity. The Company anticipates using those areas for premium hospitality, advertising and other facility purposes. Removal of these seats is expected to result in a fourth quarter 2014 non-cash, pre-tax charge for accelerated depreciation of approximately $23.0 million, and is expected to be completed in the first half of 2015.

Proposed New Credit Facility. The Company is in negotiations to replace its existing $350 million senior secured credit facility, which matures in 2018, with a new $300 million senior secured credit facility that would mature in 2019. This new credit facility, if consummated, is expected to be used to repay certain of the Company’s existing debt. There can be no assurance that we will enter into the new credit facility on such terms, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

December 9, 2014
/s/ William R. Brooks
William R. Brooks
Vice Chairman, Chief Financial Officer and Treasurer